EXHIBIT 10.12

    INDIVIDUAL PENSION AGREEMENT FOR A. E. PETERSEN


    The State Street Boston Corporation (the "Bank") maintains the State Street Boston Retirement Plan ("Retirement Plan"). The bank also maintains the Supplemental Executive Retirement Plan ("SERP"), as amended from time to time, which establishes the retirement benefit you are eligible for as a supplement to the benefit you are entitled to under the terms of the Retirement Plan. Nothing herein shall modify or amend any benefit or supplemental benefit payable under the Retirement Plan or SERP and nothing herein shall act to modify any term of the Retirement Plan or SERP.

With effect from August 1, 1991, State Street Boston Corporation agrees to provide you with an additional benefit in accordance with the terms of this letter:

1. AMOUNT OF ADDITIONAL BENEFIT. The benefit shall be calculated as if a contribution had been made to the Retirement Plan in the following percentages of your Base Compensation under the Retirement Plan:

    Additional Pension Contribution
           Year                As a Percent of Base Compensation
            1                               5.00%
    Each Subsequent Year                    2.50%

For purposes of this calculation, a year shall have the same meaning as a Year of Service under the Retirement Plan, provided that 1991 shall be considered a year notwithstanding any term of the Retirement Plan.

Further for purposes of this calculation, your Base Compensation shall be calculated in accordance with the terms of the Retirement Plan, but notwithstanding any limitation on includible compensation or maximum benefit accruals imposed by the Internal Revenue Code upon qualified plans.

2. FORM AND PAYMENT OF BENEFIT. The benefit provided for in this Agreement will be payable at the same time and in the same form as benefit payments from the Retirement Plan. Your election as to the form and commencement of your Retirement Plan benefit shall automatically apply to the payment of any benefit hereunder. Any consent or waiver effected by you or your spouse under any provision of the Retirement Plan will automatically operate as a consent or waiver to benefits hereunder.

3. NON-ASSIGNMENT. The right to benefits hereunder shall not be assignable and neither you, your spouse or any designated beneficiary under the Retirement Plan shall be entitled to have such benefits made or commuted otherwise than in accordance with Section 2.

4. VESTING. Your benefits hereunder shall vest fully on August 1, 1996 or such later date upon which you will have completed five Years of Service as such term is defined in the Retirement Plan. Thereafter, all accruals shall vest immediately.

5. MISCELLANEOUS. This agreement does not create a trust or require current funding. This Agreement can be amended at any time by mutual written agreement between you and the Bank. This agreement shall be governed according to the laws of the Commonwealth of Massachusetts and you agree to bring any action related hereto in a court sitting in the Commonwealth.



                   State Street Boston Corporation



              By:  K. D. Stuart                             4/5/92
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                   K. D. Stuart, S.V.P.                      Date
                   Human Resources, its Authorized
                   Representative


                   Albert E. Petersen
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                   Albert E. Petersen                        Date